Exhibit 4.4

CONSENT, WAIVER AND AMENDMENT TO CREDIT AGREEMENT

CONSENT, WAIVER AND AMENDMENT dated as of July 28, 2008 (this “Consent”), to the CREDIT AGREEMENT dated as of April 12, 2007 (as amended by that certain First Amendment, dated as of October 24, 2007, and as otherwise amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among, inter alia, MACDERMID HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), MATRIX ACQUISITION CORP., a Connecticut corporation, and MACDERMID, INCORPORATED, a Connecticut corporation (as successor to Matrix Acquisition Corp., the “Borrower”), the LENDERS from time to time parties thereto and CREDIT SUISSE, as Administrative Agent and as Collateral Agent (such terms having the meanings provided in the Credit Agreement).

A. Holdings and the Borrower propose to restructure their business and certain of their Subsidiaries for organizational purposes in accordance with the restructuring plan attached as Schedule A to this Consent (the “Proposed Restructuring”).

B. In connection with the Proposed Restructuring, Holdings and the Borrower have requested that the Required Lenders consent to the Proposed Restructuring for all purposes under the Credit Agreement and all of the other Loan Documents and agree to waive the application of Sections 2.05(b)(ii), 8.04 and 8.05 of the Credit Agreement to the Proposed Restructuring and, in connection therewith, to make certain amendments to the Credit Agreement, in each case as provided for herein. In addition, Holdings and the Borrower have requested that the Required Lenders make certain other amendments to the Credit Agreement with regard to certain letters of credit, as provided for herein.

C. The Lenders whose signatures appear below, constituting at least the Required Lenders, are willing to consent to the Proposed Restructuring, waive the application of the foregoing Sections of the Credit Agreement to the Proposed Restructuring and amend the Credit Agreement, in each case, on the terms and subject to the conditions set forth herein.

D. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Consent and Waiver. The Requisite Lenders hereby (i) consent to the Proposed Restructuring for all purposes of the Credit Agreement and the other Loan Documents, (ii) agree that Sections 2.05(b)(ii), 8.04 and 8.05 of the Credit Agreement shall not apply to the Proposed Restructuring and (iii) authorize and instruct the Administrative Agent to execute and deliver any releases in connection with the Proposed Restructuring in accordance with Section 9 of this Consent.

SECTION 2. Amendment of the Credit Agreement. The Credit Agreement is hereby amended, effective as of the Consent Effective Date (as defined below):

(a) By inserting the following definition in Section 1.1 in the appropriate place to preserve the alphabetical order of the definitions in such Section 1.1:

““Specified Letters of Credit” means (i) Letter of Credit for Liability Coverage No. TS-07004512, issued by Credit Suisse, as L/C Issuer, at the request and for the account of the Borrower, effective as of March 10, 2008, in favor of “any and all third party liability claimants” for certain third-party liability awards or settlements up to $2,000,000 per occurrence and the annual aggregate amount of $2,000,000, for certain sudden accidental occurrences and/or third party liability awards or settlements up to $2,000,000, and the annual aggregate amount of $2,000,000, for certain non-sudden accidental occurrences, and (ii) Letter of Credit for Closure and/or Post-Closure Care No. TS-07004513, issued by Credit Suisse, as L/C Issuer, at the request and for the account of the Borrower, effective as of March 10, 2008, in favor of Commissioner, Connecticut Department of Environmental Protection, up to the aggregate amount of $785,000, in each case as amended, modified, extended or replaced.”

(b) By (x) deleting the word “and” between clauses (i) and (ii) of the proviso of Section 2.01(b) and (y) inserting at the end of clause (ii) of such proviso immediately following the words “such Lender’s Revolving Credit Commitment” the following:

“, and (iii) at any time any of the Specified Letters of Credit shall be outstanding, the unused and outstanding Total Revolving Credit Commitment shall be no less than $5,000,000 at any such time.”

(c) By (x) deleting the word “or” at the end of clause (E) of Section 2.03(a)(ii), (y) deleting the period at the end of clause (F) thereof and replacing it with a semicolon and adding the word “or” after the semicolon, and (z) inserting at the end of clause (F) thereof a new clause (G) as follows:

“(G) at any time any of the Specified Letters of Credit shall be outstanding, the unused and outstanding Total Revolving Credit Commitment is less than $5,000,000 at any such time.”

(d) By (x) deleting the word “and” between clauses (i) and (ii) of the first proviso of Section 2.04(a) and (y) inserting at the end of clause (ii) of such proviso immediately following the words “such Lender’s Revolving Credit Commitment” the following:

“, and (iii) at any time any of the Specified Letters of Credit shall be outstanding, the unused and outstanding Total Revolving Credit Commitment shall be no less than $5,000,000 at any such time.”

(e) By adding the following new paragraph (c) to Section 8.06:

“(c) With respect to MacDermid Dutch Investments CV, MacDermid Netherlands Cooperatief W.A., MacDermid European Holdings BV, MacDermid Mauritius, MacDermid Taiwan Holdings BV, and MacDermid Continental Investments Ltd.

2

(each a “Subsidiary Holding Company”), engage in any business activities or own any assets or have any Indebtedness or other liabilities other than de minimus assets and liabilities, intercompany Indebtedness between or among such Subsidiary Holding Companies and/or other Subsidiaries of the Borrower and each such Subsidiary Holding Company’s ownership of the equity interests in its direct subsidiaries and liabilities incidental thereto; provided that each Subsidiary Holding Company may engage in those activities that are incidental to (i) maintenance of its corporate existence in compliance with applicable law and (ii) legal, tax and accounting matters in connection with any of the foregoing activities; provided further that MacDermid European Holdings BV may engage in immaterial business activities and operations, including the employment of an officer or employee, so long as it shall not have any Indebtedness other than intercompany Indebtedness.”

SECTION 3. Representations and Warranties. To induce the other parties hereto to enter into this Consent, Holdings and the Borrower represent and warrant to each of the Lenders, the Administrative Agent and the Collateral Agent that, as of the Consent Effective Date (as defined below):

(a) This Consent has been duly authorized, executed and delivered by Holdings and the Borrower, and each of this Consent and the Credit Agreement (as amended hereby) constitutes each of Holdings’ and the Borrower’s legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) The representations and warranties set forth in the Credit Agreement and each other Loan Document are, after giving effect to this Consent, true and correct in all material respects on and as of the Consent Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they were true and correct in all material respects as of such earlier date.

(c) No Default or Event of Default has occurred and is continuing.

SECTION 4. Conditions of Effectiveness of this Consent. This Consent shall become effective on the date (the “Consent Effective Date”) on which:

(a) The Administrative Agent shall have received duly executed and delivered Subsidiary Joinder Agreements by MacDermid International Partners and MacDermid International Investments LLC as well as documents of the types referred to in Sections 5.01(b), (c), (e) and (f) of the Credit Agreement with respect to MacDermid International Partners and MacDermid International Investments LLC.

(b) The Administrative Agent shall have been granted a first priority perfected security interest in the equity interests of MacDermid European Holdings BV not to exceed 65% of the voting power of all classes of such equity interests.

3

(c) The Administrative Agent shall have received duly executed and delivered counterparts of this Consent that, when taken together, bear the signatures of Holdings, the Borrower and the Required Lenders.

(d) The Borrower shall have paid to the Administrative Agent (i) for the account of each consenting Lender for which the Administrative Agent shall have received an executed signature page hereto no later than 5:00 p.m. (New York time) on July 3, 2008 at noon (New York time), an amendment fee in an amount equal to 0.50% of the aggregate outstanding Revolving Credit Commitment and/or Term Loans, as applicable, of each consenting Lender provided by each such consenting Lender, which fee shall be fully earned, due and payable on the Consent Effective Date and (ii) all other outstanding fees, costs and expenses owing to the Administrative Agent as of such date, including, without limitation, the reasonable fees and disbursements of Latham & Watkins LLP, counsel for the Administrative Agent.

SECTION 5. Effect of Consent. (a) Except as expressly set forth herein, this Consent shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or the Collateral Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle Holdings or the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

(b) On the Consent Effective Date, the Credit Agreement shall be waived and amended as provided herein. The parties hereto acknowledge and agree that (i) this Consent and any other Loan Documents executed and delivered in connection herewith do not constitute a novation, or termination of the “Obligations” (as defined in the Loan Documents) under the Credit Agreement and the other Loan Documents as in effect prior to the Consent Effective Date; (ii) such “Obligations” are in all respects continuing (as amended hereby) with only the terms thereof being modified to the extent provided in this Consent; and (iii) other than as specifically released in connection with the Proposed Restructuring as provided herein, the Liens and security interests as granted under the Collateral Documents securing payment of such “Obligations” are in all such respects continuing in full force and effect and secure the payments of the “Obligations”.

(c) This Consent shall constitute a Loan Document and shall be administered and construed pursuant to the terms of the Credit Agreement (including, without limitation, Article X thereof).

SECTION 6. Counterparts. This Consent may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of any executed counterpart of a signature page of this Consent by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

4

SECTION 7. Applicable Law. THIS CONSENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 8. Headings. The headings of this Consent are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

SECTION 9. Releases. The Lenders whose signatures appear below, constituting at least the Required Lenders, hereby authorize and instruct the Administrative Agent and the Collateral Agent, consistent with Section 7.15 of the Pledge and Security Agreement and at the request and sole expense of the Borrower at any time on or after the date of the consummation of the Proposed Restructuring, to execute and deliver to the Borrower and its Subsidiaries all releases or other documents reasonably necessary or desirable for the release of the Liens created by the Collateral Documents on any Collateral that is being transferred in connection with the Proposed Restructuring.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

5

IN WITNESS WHEREOF, the parties hereto have caused this Consent to be duly executed by their respective officers as of the day and year first above written.

MACDERMID HOLDINGS, LLC

By:	/s/	Frank J. Monteiro

	Name:	Frank J. Monteiro
	Title:	Treasurer/VP of Finance

MACDERMID, INCORPORATED

By:	/s/	Frank J. Monteiro

	Name:	Frank J. Monteiro
	Title:	Treasurer/VP of Finance

Consent, Waiver and Amendment to Credit Agreement

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Administrative Agent and Collateral Agent

By:	/s/	Judith E. Smith

	Name:	Judith E. Smith
	Title:	Director

By:	/s/	Doreen Barr

	Name:	Doreen Barr
	Title:	Vice President

Consent, Waiver and Amendment to Credit Agreement

Schedule A

MacDermid, Incorporated

Proposed Tax Reorganization

Purpose: The current offshore ownership structure for MacDermid, Incorporated (“MacDermid” or the “Company”) does not maximize benefits to the Company in regards to cash repatriation as well as cash tax rate charge for some of the MacDermid subsidiaries. The Company believes the proposed tax reorganization will allow MacDermid to more efficiently repatriate funds via interest payments and dividends while also recognizing substantial tax savings by significantly reducing taxable income for the MacDermid subsidiaries in the U.K. and Singapore.

The proposed tax reorganization will, among other things, insert a new holding structure between certain U.S. guarantors and first tier foreign operating subsidiaries (per the Credit Agreement, lenders get a 65% pledge of equity from each first tier foreign subsidiary).

Per the Credit Agreement, these transactions are technically asset sales, as the insertion of the new foreign holding structure eliminates the existing 65% stock pledge of the equity of MacDermid Singapore Pte. Ltd., MacDermid Taiwan Ltd., and MacDermid UK Ltd. through a transfer of such equity from guarantors under the Credit Agreement to non-guarantors. Note that lenders will have a pledge of the equity of MacDermid European Holdings BV, which is the entity that will indirectly own the affected first tier foreign subsidiaries. In addition, the Company will agree in the Credit Agreement that the new foreign holding companies will not be permitted to engage in any business activities or own any assets or have debt or other liabilities (other than de minimus assets and liabilities, intercompany debt, and the holding companies’ ownership of the equity interests in its direct subsidiaries and liabilities incidental thereto), therefore, from a credit perspective, we do not believe that lenders are in a worse position as a result of the proposed tax reorganization.

Overview: Creation of a Dutch holding company structure to (i) utilize the Dutch tax treaty network and (ii) introduce intercompany debt upon the contribution and sale of various MacDermid entities. The current first tier foreign entities involved are as follows:

•	Netherlands- MacDermid European Holdings BV (“MacDermid European Holdings”)

•	Singapore- MacDermid Singapore Pte. Ltd. (“MacDermid Singapore”)

•	Taiwan- MacDermid Taiwan Ltd. (“MacDermid Taiwan”)

•	United Kingdom- MacDermid UK Ltd. (“MacDermid UK”)

Summary of steps

1)	Dutch structure: Creation of a Dutch structure that will be owned indirectly by MacDermid through two newly formed U.S. entities. The assets of the two Dutch companies will consist of the shares of MacDermid European Holdings. The investment will be made via a combination of a capital contribution and a sale.

2)	Netherlands: The Dutch structure is necessary to ensure that specific U.S. tax issues do not adversely impact the structure as well as to utilize the Dutch withholding structure for the repatriation of cash. There are no significant Dutch savings independent of the other steps in this transaction.

3)	Singapore: A Mauritius holding company is formed which will hold the shares of MacDermid Singapore. The holding company will purchase the shares of MacDermid Singapore from a Dutch company which receives them as a capital contribution. Also, Autotype International Asia Pte. Ltd. will sell its assets to MacDermid Singapore.

4)	Taiwan: MacDermid Taiwan will be purchased by a new Dutch holding company. As a result of the purchase and the utilization of the Netherlands-Taiwan tax treaty, withholding on future dividends will be reduced by 50%.

5)	UK: A New U.K. holding company will be formed which will purchase MacDermid UK for a note. The interest expense due on this note will be able to offset operating profit of MacDermid UK.

Detail of steps

1)	Dutch structure

a.	MacDermid and MacDermid Overseas Asia Ltd. (“MacDermid Overseas”) create MacDermid International Partners (U.S.) and MacDermid International Investments LLC (U.S.).

b.	MacDermid Overseas contributes 100% interest in MacDermid European Holdings to MacDermid International Partners.

c.	MacDermid International Partners and MacDermid International Investments LLC incorporate MacDermid Dutch Investments CV (Netherlands) and transfer interest in MacDermid European Holdings as a capital contribution.

d.	MacDermid Dutch Investments CV incorporates MacDermid Netherlands Cooperatief W.A (Netherlands) and transfers MacDermid European Holdings in return for debt and equity.

2)	Singapore structure

a.	MacDermid Overseas forms MacDermid Mauritius (Mauritius).

b.	Through several transitory transactions MacDermid Mauritius will be the shareholder of MacDermid Singapore.

c.	Through several transitory transactions, MacDermid European Holdings will be the shareholder of MacDermid Mauritius.

3)	Taiwan structure

a.	MacDermid Overseas forms a new Dutch company, MacDermid Taiwan Holdings BV (“MacDermid Taiwan Holdings”).

b.	MacDermid Overseas sells MacDermid Taiwan to MacDermid Taiwan Holdings in return for a note.

c.	MacDermid Overseas transfers the MacDermid Taiwan Holdings note to MacDermid Taiwan Holdings in return for additional shares.

d.	MacDermid Overseas contributes MacDermid Taiwan Holdings to MacDermid European Holdings.

4)	UK structure

a.	MacDermid European Holdings forms MacDermid Continental Investments Ltd. (U.K.).

b.	Through several transitory transactions MacDermid European Holdings becomes the shareholder of MacDermid Palmer Investments LLC (U.S.).

c.	MacDermid European Holdings sells MacDermid Palmer Investments LLC to MacDermid Continental Investments Ltd. for debt and equity.